Exhibit 99.04

                                    The first paragraph under the caption "Legal
                                 Proceedings" on page 20 of the Quarterly Report
                                   on Form 10-Q of Salomon Smith Barney Holdings
                                        Inc. for the quarter ended June 30, 1998
                                                              (File No. 1-4346).

      For information concerning a complaint filed by the Antitrust Division of the U.S. Department of Justice against 24 market makers in certain NASDAQ stocks, including Salomon Brothers Inc and Smith Barney Inc., see the description that appears in the sixth paragraph under the caption "Legal Proceedings" beginning on page 13 of the Annual Report on Form 10-K of the Company for the year ended December 31, 1997 (File No. 1-4346), which description is included in Exhibit 99.01 to this Form 10-Q and incorporated by reference herein. In August 1998, the U.S. Court of Appeals for the Second Circuit affirmed the settlement with the Department of Justice.